February 2, 2009   |   Category: Partnerships
Club Car Adds GPSI to Solutions Network
Companies to Collaborate on GPS, Wi-Fi Technology Solutions AUGUSTA, GA (Jan. 28, 2009) - Club Car announced that GPS Industries (GPSI), an international developer of global positioning system and Wi-Fi multimedia solutions, has joined the Club Car Solutions Network. The Solutions Network is an alliance of companies that help Club Car support its customers by providing products and services that complement the Club Car business.

The new alliance makes GPSI the preferred provider of GPS systems for Club Car. In addition, Club Car and GPSI will collaborate on technology solutions that bring the benefits of GPS and Wi-Fi to Club Car customers around the world, according to Robert McElreath, vice president of global marketing for Club Car. GPSI played a strategic role in the development of Guardian SVC, a GPS-based course management system that will be introduced by Club Car at the PGA Merchandise Show.

"GPSI combines the industry's strongest technical expertise with an experienced and highly respected management team," McElreath said. "We're very pleased to bring their capabilities to our customers."

Founded in 1995, GPSI (NASD: GPSN.OB) develops and markets GPS-based solutions that help golf facilities, resorts and residential communities generate incremental revenues and improve operational efficiencies. GPSI owns the GPS golf patents for major worldwide golf markets, including North America, Australia, Japan and 11 European nations. GPSI investors include Great White Shark Enterprises and Dubai-based Leisure Corp.

In January 2008, Sarasota, Fla.-based GPSI acquired UpLink Corp., a leading developer of GPS and Wi-Fi enabled applications for the North American golf market. The acquisition expanded GPSI's worldwide installed customer base to more than 300 golf facilities.

"We look forward to a collaborative effort that increases revenues and efficiencies for Club Car customers worldwide," said David Chessler, CEO of GPSI.

The Club Car Solutions Network also includes Carts of Colorado, which manufactures mobile merchandising units for Club Car hospitality vehicles; and SolarDrive, which specializes in solar technology for mobile solutions.

Club Car, a business of Ingersoll-Rand Company Limited, a diversified industrial firm, Honors the Game in its service to customers and support of the golf industry. Club Car is the exclusive premier partner of the National Golf Course Owners Association in the U.S. and NGCOA Canada's exclusive Golf Car Supplier and Platinum Partner. Club Car is also a sponsor of the European Golf Course Owners Association, a Silver Partner of the GCSAA and a Corporate Advantage Partner of the Club Managers Association of America. It is the Official Supplier of Golf Cars and Utility Vehicles to the 2010 Ryder Cup, the Official Golf Car and Golf Utility Vehicle and an Official Sponsor of the PGA European Tour, the official supplier of golf cars and utility vehicles to PGA Tournament Players Clubs, and leading sponsor of the PGA Professional National Championship, The First Tee and the Executive Women's Golf Association.

About Club Car
Club Car provides fleet, turf, hospitality and financing solutions for golf, agricultural, recreational and industrial markets. For more information on Club Car, go to www.clubcar.com. Based in Augusta, Ga., Club Car is part of the Industrial Technologies sector of Ingersoll-Rand Company Limited. Ingersoll Rand (NYSE: IR) is a global diversified firm providing products, services and solutions to enhance the quality and comfort of air in homes and buildings, transport and protect food and perishables, secure homes and commercial properties, and increase industrial productivity and efficiency. Driven by a 100-year-old tradition of technological innovation, we enable our customers to create progress and a positive impact in their world.

About GPS Industries
GPS Industries, Inc. (NASD: GPSN.OB) develops and markets GPS and Wi- Fi multimedia solutions to enable managers of golf facilities, resorts, and residential communities to improve operational efficiencies and generate significant new revenue streams. The company's Inforemer Management Solutions product line provides integrated software applications and a high-resolution 10.4-inch cart mounted "HDX" display panel. The HDX panels vividly illustrate each hole, providing precise distance measurement information, strategic playing tips and targeted advertising messages. The patented system is seamlessly connected via a high-speed Wi-Fi network that enables the entire facility into a wireless hot spot. For additional information, please visit www.gpsindustries.com.

Media Contact:
Bill Bryant, Bryant Marketing Communications
(678) 366-3232, bbryant@bryantmarcomm.com

Mike Read, Club Car
(800) 227-0739 (Ext. 2615), mike_read@clubcar.com